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                                                                   EXHIBIT H-1
                                                           (LOGO)
                                               MEMBER NEW YORK STOCK EXCHANGE

                                                 McDONALD INVESTMENT CENTER
                                                    800 SUPERIOR AVENUE
                                                 CLEVELAND, OHIO 44114-2603
                                                        216-443-2300

                               SEPTEMBER 13, 1996

PERSONAL AND CONFIDENTIAL
-------------------------
Board of Directors
Ohio Edison Company
76 South Main Street
Akron, OH 44305-1890

     You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of the outstanding common shares, par value $9.00 per share (the "Company Common Shares"), of Ohio Edison Company (the "Company") of the exchange ratio at which Company Common shares will be exchanged (the "Company Exchange Ratio") for common shares, $0.10 par value, of FirstEnergy Corp. ("FirstEnergy"), pursuant to the Agreement and Plan of Merger to be dated as of September 13, 1996 (the "Agreement") by and between the Company and Centerior Energy Corporation ("Centerior"), in light of the Centerior Exchange Ratio (as defined below). Pursuant to the Agreement, the Company and Centerior will form FirstEnergy, a holding company. The Company will be merged with a subsidiary of FirstEnergy, and each of the outstanding Company Common Shares will be converted into the right to receive one common share, par value $0.10 per share, of FirstEnergy (the "FirstEnergy Common Shares"). Centerior will be merged into FirstEnergy, and each of the outstanding common shares, no par value, of Centerior (the "Centerior Common Shares") will be converted into the right to receive .525 shares of FirstEnergy Common Shares (the "Centerior Exchange Ratio").

     McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) Annual Reports to shareholders and Annual Reports on Form 10-K of the Company and Centerior for the five years ended December 31, 1995;
(iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Centerior; (iv) certain FERC Forms 1 of the Company and Centerior; (v) certain other communications from the Company and Centerior to their respective shareholders; and (vi) certain internal financial analyses and forecasts of certain operating efficiencies and financial synergies expected to be achieved as a result of the proposed combination, which were prepared jointly by the managements of the Company and Centerior, with the assistance of third party consultants. We also have held discussions with members of the senior management of the Company and Centerior regarding the past and current business operations, financial conditions and future prospects of their respective companies and their analyses of the strategic benefits of the proposed combination, including, without limitation, the amount and timing of realization of the synergies related to the proposed combination. In addition, we have reviewed the reported price and trading activity information for Company Common Shares and Centerior Common Shares, compared certain financial and stock market information for the Company and Centerior with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electric utility industry and performed such other studies and analyses as we considered appropriate.

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     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and Centerior contained in the Agreement. We have not been engaged to verify, nor have we independently attempted to verify, any of such information. We have also relied upon the managements of the Company and Centerior as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and Centerior and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of the Company and Centerior. We have not been engaged to assess the achievability of such projections or the assumptions upon which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Centerior nor have we been furnished with any such evaluation or appraisal. In addition, we have further assumed that obtaining any necessary regulatory or third party approvals for the transaction contemplated by the Agreement will not have an adverse effect on the Company or Centerior.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date, including the value of the Company Common Shares or the Centerior Common Shares at the time of the consummation of the proposed combination. In addition, our opinion is, in any event, limited to the fairness, from a financial point of view, as of the date hereof, to the holders of the Company Common Shares of the Company Exchange Ratio, in light of the Centerior Exchange Ratio, and does not address the Company's underlying business decision to effect the proposed combination or any other terms of the proposed combination.

     We will receive from the Company a fee for rendering this opinion, a significant portion of which is contingent upon the approval of the proposed combination by the holders of the Company Common Shares. The Company has. also agreed to indemnify us under certain circumstances. We have also provided certain investment banking services to the Company and Centerior from time to time, including acting as an underwriter of certain securities offerings, and have received customary compensation for such services. In the ordinary course of our business, we may actively trade securities of both the Company and Centerior for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed combination.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof, the Company Exchange Ratio specified in the Agreement, in light of the Centerior Exchange Ratio, is fair from a financial point of view, to the holders of the Company Common Shares.

                                            Very truly yours,

                                            McDONALD & COMPANY SECURITIES, INC.

                                            By:  /s/ RICHARD D. WEBER
                                               ------------------------------
                                               Richard D. Weber
                                               Senior Vice President

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